SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act 1934

Date of Report: February 28, 2006

PacificNet Inc.
(Exact name of registrant as specified in charter)

Delaware
(State or other jurisdiction of incorporation)

000-24985	92-2118007
(Commission File Number)	(IRS Employer Identification No.)

601 New Bright Building, 11 Sheung Yuet Road, Kowloon Bay, Kowloon, Hong Kong
(Address of principal executive offices)     (Zip Code)

Registrant’s telephone number, including area code:   011-852-2876-2900

Item 1.01     Entry into a Material Definitive Agreement

On February 28, 2006, the Registrant entered into a securities purchase agreement with several institutional investors, including Whalehaven Capital Fund Limited, DKR Soundshore Oasis Holding Fund Ltd., Basso Fund Ltd., Basso Multi-Strategy Holding Fund Ltd., Basso Private Opportunities Holding Fund Ltd., Iroquois Master Fund Ltd., C.E. Unterberg, Towbin Capital Partners I, LP and Alpha Capital AG, for the sale of up to $8,000,000 principal amount variable rate debentures (the “Debentures”) at an initial fixed conversion price of $10.00, and the issuance of warrants to purchase up to 400,000 shares of the Registrant’s common stock exercisable for a period of 5 years at $12.20 per share (the “Warrants”), subject to customary anti-dilution provisions. C.E. Unterberg, Towbin advised the Registrant and acted as lead placement agent.

Pursuant to the terms of the Debentures, commencing on January 1, 2007 on a monthly basis the Registrant shall redeem, at its election in cash or shares, an amount equal to $320,000 of the Debenture, plus any accrued, but unpaid interest and other amounts then owing in respect of the Debentures. The Registrant may elect to redeem some or all of the outstanding Debentures at any time after the 12 month anniversary of the effective date of the registration statement covering the resale of the shares underlying the Debentures and the Warrants (the “Effective Date”). Further, any time after the six month anniversary of the Effective Date of the Registrant also has the right to force conversion of the Debentures provided that certain market conditions have been met.

The Registrant has agreed to file a registration statement covering the resale of the shares underlying the Debentures and the Warrants under the Securities Act of 1933, as amended, on the earlier of (i) April 30, 2006, or (ii) the 30th calendar day following the date the Registrant files its Form 10-KSB with the Securities and Exchange Commission.

The Debentures and Warrants were sold in a transaction not involving a public offering and were issued without registration in reliance upon the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended and Regulation D promulgated thereunder.

Reference is made to the full text of the Securities Purchase Agreement, Form of Debenture and Form of Warrant and related press release filed as exhibits hereto, which are incorporated by reference herein.

Item 9.01     Financial Statements and Exhibits

(d)	Exhibits
4.5	Securities Purchase Agreement, dated February 28, 2006, among PacificNet Inc. and the Purchasers defined therein
4.6	Form of Variable Rate Convertible Debenture due March 2009
4.7	Form of Common Stock Purchase Warrant
20.1	Press Release, dated February 28, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFICNET INC.

Dated: March 6, 2006	By:	/s/ Victor Tong
Name: Victor Tong
Title: President